Exhibit 99.3

October 30, 2023

Lakeside Holding Limited

1475 Thorndale Ave, Suite A,

Itasca, IL 60143

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 (the “Registration Statement”) of Lakeside Holding Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Cynthia Vuong
Name: Cynthia Vuong